Exhibit 99.1

Contacts:	FOR IMMEDIATE RELEASE
Tom Ward	317-685-7330	Investors
Les Morris	317-263-7711	Media

SIMON PROPERTY GROUP ANNOUNCES INCREASED AVAILABILITY OF $750 MILLION TO A TOTAL OF $7.5 BILLION ON ITS EXISTING REVOLVING CREDIT FACILITIES

INDIANAPOLIS, April 6, 2016 — Simon, a global leader in retail real estate, today announced that it has exercised its $750 million accordion feature on its $2.75 billion unsecured multi-currency supplemental revolving credit facility.  The facility’s borrowing capacity has been increased from $2.75 billion to $3.5 billion.  The terms of the facility have also been modified to permit the Company to further increase the facility to $4.25 billion during its term, which will initially mature on June 30, 2019 and can be extended for an additional year to June 30, 2020, at the Company’s sole option.  The interest rate on the new supplemental facility, based on the Company’s current long-term unsecured credit ratings, is at LIBOR plus 80 basis points and provides for borrowings denominated in U.S. Dollars, Euro, Yen, Sterling, Canadian Dollars and Australian Dollars.

“This action further enhances our already strong financial flexibility and provides greater liquidity to help support our growth,” said David Simon, Chairman and Chief Executive Officer.  “The increased supplemental facility, combined with our existing $4.0 billion facility, provides the Company with $7.5 billion of total revolving credit capacity.”

A total of 26 lenders participated in the Company’s $750 million accordion feature.

About Simon

Simon is a global leader in retail real estate ownership, management and development and an S&P100 company (Simon Property Group, NYSE:SPG). Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales. For more information, visit simon.com.